Investor Contact:	Company Contact:
Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Alan Magerman (760) 448 — 9700 xenonics@xenonics.com

Xenonics Holdings Announces Restatement
Related to Settlement of Litigation in Fiscal 2005

CARLSBAD, CALIFORNIA — June 13, 2007 — XENONICS HOLDINGS, INC. (AMEX:XNN), a leader in advanced illumination and low-light viewing technologies, announced today that it will restate its consolidated financial statements for the fiscal years ended September 30, 2006 and September 30, 2005 to reflect a change in the accounting treatment for the re-conveyance in 2005 to the Company of 112,500 shares of its common stock in connection with the settlement of a lawsuit in favor of Xenonics. In the restatement, the litigation settlement will be reported as a capital transaction and not as income as previously reported, resulting in an increase of $306,000 in additional paid-in capital for the years ended September 30, 2006 and September 30, 2005. The net loss for the year ended September 30, 2005 will be increased by $306,000, or $.02 per share. The Company anticipates no change in its previously reported consolidated statement of operations for the year ended September 30, 2006.

The Company will include its restated consolidated financial statements in an amended Annual Report on Form 10-KSB/A that it will file with the SEC as promptly as practicable. Previous consolidated financial statements should no longer be relied upon.

About Xenonics
Xenonics develops and produces advanced, lightweight and compact ultra-high intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products are used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision night vision device is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.

Forward-Looking Statements
Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our management’s current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. Factors that could cause these forward-looking statements to differ include delays in development, marketing or sales of new products. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management’s assumptions are reasonable, nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-K and 10-Q and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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